Exhibit 99.01

For immediate release

Mantra and INRS Awarded Strategic Project Grant

October 28, 2014

Vancouver, British Columbia– Mantra Venture Group Ltd. (OTCQB: MVTG) and its subsidiary, Mantra Energy Alternatives Ltd., have announced the successful award of a NSERC Strategic Project Grant along with their collaborator, Professor Daniel Guay of the Institut national de la recherche scientifique (INRS). Through the grant, NSERC will provide approximately $450,000 of funding for the three-year research collaboration, which will develop the electro-reduction of CO2 (ERC) process.

The goal of NSERC’s Strategic Project Grants is to “increase research and training in target areas that could strongly enhance Canada’s economy, society and/or environment within the next 10 years.” With a nominal success rate of 25%, the grant is awarded only to those research projects that fit into important target areas identified by NSERC and will likely deliver significant benefits to Canada’s economy and environment.

Said Mantra’s CEO Larry Kristof, “We are very pleased to see another example of the scientific community and government recognizing the importance of this technology and providing support for its development.”

The Mantra-INRS project will seek to identify improved catalysts for the electrochemical reduction of CO2, a technology that Mantra is currently in the process of commercializing. With a significant budget and the electrochemical expertise and state-of-the-art equipment resources of INRS, the project is expected to result in significant breakthroughs in catalysis for Mantra’s technology.

“This is a fantastic opportunity to make important advancements in our technology,” said Patrick Dodd, Mantra’s VP of Corporate Development. “Having recently completed a smaller project with Professor Guay, we are very confident that our teams can jointly deliver these advancements.”

Professor Guay is an expert in the field of novel materials for energy storage and conversion, and specifically in catalysis for electochemical cells.

Said Professor Guay, “This collaboration constitutes a great opportunity for the students involved to work closely with a company on the long-term stability of materials.”

About Mantra Venture Group

Mantra Venture Group Ltd. (OTCQB: MVTG) is a clean technology incubator that takes innovative emerging technologies and moves them towards commercialization. The Company, through its subsidiary Mantra Energy Alternatives, is currently developing two groundbreaking electrochemical technologies designed to make reducing greenhouse gas emissions profitable, ERC (Electro-Reduction of Carbon Dioxide) and MRFC (Mixed-Reactant Fuel Cell).

ERC is a form of “carbon capture and utilization” (CCU) that converts the polluting greenhouse gas carbon dioxide into useful, valuable products including formic acid and formate salts. By utilizing clean electricity, the process offers the potential for an industrial plant to reduce emissions while generating a salable product and a profit.

The MRFC is an unconventional fuel cell that uses a mixture of fuel and oxidant, thereby greatly reducing the complexity and cost of the fuel cell system. Ideal for portable applications, the MRFC is cheaper, lighter, and more compact than conventional fuel cell technologies.

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For more information go to: http://www.mantraventuregroup.com

Investor Relations: John Williams
(604) 495-1766 (Canada)
(502) 214-5932 (USA)
mantraenergy@aberdeencap.com

Company Contact: (604) 560-1503
info@mantraenergy.com
http://www.mantraventuregroup.com

Forward-looking statements: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Mantra Venture Group’s filings with the Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in forward-looking statements.